Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-192331) and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of 180,000,000 shares of its common stock and to the incorporation by reference therein of our report dated November 11, 2015 with respect to the financial statements of AGRE NV Q&C Property Owner, LLC for the nine-months ended September 30, 2015 and the year ended December 31, 2014, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP
Newport Beach, California
February 10, 2016